UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET MOBILE, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET MOBILE, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2013

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Wednesday, June 5, 2013 at 10:00 a.m., local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560 for the following purposes:

(1) To elect seven directors to serve until their respective successors are elected;

(2) Advisory vote on executive compensation policies and practices as described in the annual meeting proxy;

(3) Advisory vote to determine the frequency of future votes on executive compensation policies and practices;

(4) Proposal to amend the 2004 Equity Incentive Plan to extend its term for ten years to April 23, 2024;

(5) Proposal to increase the number of authorized common shares from ten million to twenty million;

(6) Proposal to ratify the appointment of Sam Kan and Company as independent registered public accountants of the Company for the fiscal year ending December 31, 2013.

(7) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on April 8, 2013 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,

/s/ Kevin J. Mills

Kevin J. Mills

President and Chief Executive Officer

Newark, California

April 11, 2013

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE BY PHONE OR BY INTERNET WHERE AVAILABLE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2013 Annual Meeting of Stockholders to be held Wednesday June 5, 2013 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2013 Annual Meeting of Stockholders. The 2013 Annual Meeting will be held at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560. The Company's telephone number at that location is (510) 933-3000.

Notice of the availability of these proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements, were first mailed on or about April 23, 2013 to all stockholders entitled to vote at the 2013 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The proxy materials are available at http://www.socketmobile.com/2013-proxy-materials.html . Stockholders may access the Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and Proxy Card at this site to read, download the documents, and/or request a printed copy. Printed copies may also be requested by telephone at 800-856-9390. Printed copies will be mailed within 3 business days of receipt of the request.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

Holders of record of our Common Stock at the close of business on April 8, 2013 (the "Record Date") are entitled to notice of and to vote at the 2013 Annual Meeting. At the Record Date, 4,861,063 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and entitled to be voted at the meeting.

The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company’s Board of Directors, Kevin J. Mills, the President, Chief Executive Officer and a director of the Company, Hudson Bay Master Fund Ltd. which is managed by Hudson Bay Capital Management LP, Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 and the Roy and Ruth Rogers Unitrust, UTD 09-28-89, Leviticus Partners, L.P. whose general partner is AMH Equity LLC and AboCom Systems Inc. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2013 Annual Meeting and voting in person.

VOTING AND SOLICITATION

Generally each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2013 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder's votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

The presence at the 2013 Annual Meeting, either in person or by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD or “ABSTAIN” on a subject matter (the "Votes Cast") are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter.

Proposal One.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present at the meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

Proposal Two. To approve the executive compensation policies and practices of the Company as described in this Proxy Statement. The vote is a non-binding advisory vote to be considered by management and the Board of Directors.

Proposal Three. To recommend the frequency of future shareholder advisory votes (every one, two or three years) on the executive compensation policies and practices of the Company. The vote is an advisory vote to be considered by management and the Board of Directors.

Proposal Four. To approve the extension of the Company’s 2004 Equity Incentive Plan as amended on April 29, 2010 beyond its current expiration date of April 23, 2014 to April 23, 2024. Requires the affirmative vote of a majority of the Votes Cast on the matter at the 2013 Annual Meeting.

Proposal Five. To approve an increase in the number of common shares authorized for future issue from ten million to twenty million. Requires the affirmative vote of a majority of shares outstanding.

Proposal Six.  To approve ratification of the appointment of Sam Kan and Company as the Company's independent registered public accountants for the fiscal year ending December 31, 2013.Requires the affirmative vote of a majority of the Votes Cast on the matter at the 2013 Annual Meeting.

The Company also intends to count abstentions for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors and proposals two and three which are advisory in nature). Thus, abstentions for proposals four, five and six will have the same effect as a vote against a proposal.

Broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purpose of determining the number of Votes Cast with respect to a particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on Proposals 4 and 6, which require the affirmative vote of a majority of the Votes Cast. Proposal 5 requires the affirmative vote of a majority of shares outstanding. Therefore, broker non-votes will have the same effect as a vote against Proposal 5.

A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election. The advisory vote on proposal two on executive compensation policies and procedures will only consider votes for and against, thus neither abstentions nor broker non-votes affect the results. The advisory vote on proposal three on the frequency of future advisory votes on compensation policies and procedures will only consider votes for one year, two years or three years, thus neither abstentions nor broker non-votes affect the results.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

The Company currently intends to hold its 2014 Annual Meeting of Stockholders in April 2014 and to mail proxy statements relating to such meeting in March 2014. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2014 Annual Meeting must be received by the Company no later than November 15, 2013, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) representations that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, as applicable, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such business; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

If a stockholder intends to submit a proposal at the 2014 Annual Meeting, but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 24, 2014, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2014 Annual Meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2013 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2013 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The proxy holders will vote to elect as directors the seven nominees named below, unless a proxy card is marked otherwise. The nominees consist of six current directors and one new director. If a person other than a management nominee is nominated at the 2013 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

All seven directors will be elected for one-year terms expiring at the 2014 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal. The following table sets forth information concerning the nominees for director. Information on committee assignments reflects current assignments to be reviewed at the first meeting of the Board following election. Information on age is as of the record date of April 8, 2013.

Name of Nominee (4)	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	71	Chairman of the Board	1992
Kevin J. Mills	52	President, Chief Executive Officer and Director	2000
Charles C. Emery, Jr.(1)	66	Director	2010
Micheal L. Gifford	55	Executive Vice President and Director	1992
Kevin R. Jost	58	Director	New
Leon Malmed (1)(2)	75	Director	2000
Peter Sealey (3)	72	Director	2002

(1) Member of the Audit Committee.

(2) Member of the Nominating Committee.

(3) Member of the Compensation Committee. Thomas O. Miller who is retiring from the Board is a member of this committee.

(4) Committee assignment will be made at the first meeting of the Board following election.

There are no family relationships among any of the directors or executive officers of the Company.

Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

Kevin J. Mills was appointed the Company's President and Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

Charles C. Emery, Jr. has been a director of the Company since April 2010. Dr. Emery served until his retirement as Senior Vice President and Chief Information Officer for Horizon Blue Cross Blue Shield of New Jersey from 1996 through 2006. Since his retirement, Dr. Emery has been active with Arizona State University and the University of Maryland teaching graduate classes in healthcare information systems, strategic planning, and healthcare finance. He has over 35 years experience working within the health insurance and healthcare provider sectors. He is a fellow of the American College of Healthcare Executives and a fellow of the College of Healthcare Information Management Executives. Dr. Emery holds a doctorate in management systems from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

Micheal L. Gifford is a co-founder of the Company and has been a director since its inception in March 1992, has served as the Company's Executive Vice President since October 1994 and is currently responsible for business development and management of the developer support program. Mr. Gifford served as the Company's President from the Company's inception in March 1992 to September 1994 and as the Company's Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford holds a B.S. in Mechanical Engineering from the University of California at Berkeley.

Kevin R. Jost is being nominated to join the Board. Mr. Jost served as President and CEO of Honeywell Imaging and Mobility (formerly Hand Held Products, Inc.), a manufacturer of data collection and management solutions for in-premises mobile and transaction processing applications from 2007 until December 31, 2008 when he retired from active management. Mr. Jost had been the president, chief executive officer and director of Hand Held Products since its inception as a separate entity in 1999 until its acquisition in 2007 by Honeywell International, Inc. From 1982 through 1999, Mr. Jost was vice president and general manager of Welch Allyn Data Collection, a division of Welch Allyn, Inc. In 1999, Welch Allyn Data Collection division became a separate entity and acquired Hand Held Products, Inc. and continued business under the acquired company's name. Mr. Jost is a former member of the Board of Directors at Hand Held Products Inc., a current member (since 2004) of the Board of Directors at Par Technology Corporation (NYSE:PTC), and a current member (since 2010) of the Board of Directors at Furmanite Corporation (NYSE:FRM). Mr. Jost is Chairman of the compensation committee and member of the audit and governance committees for both corporations. In 2012, Mr. Jost achieved the rank of Board Leadership Fellow from the National Association of Corporate Directors, the highest level of credentialing for corporate directors and corporate governance professionals. Mr. Jost earned a B.S. degree from Syracuse University.

Leon Malmed has been a director of the Company since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, and President of Iota, a Syquest subsidiary, from 1990 to 1992; and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed holds a B.S. in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

Thomas O. Miller is retiring from the Board. Mr. Miller was appointed a director of the Company by the Board of Directors in February 2008. He is a Partner in The SAGE Group of Bellevue, Washington, a management consulting company that works with executives at small to midsize companies on business transformation and revitalization strategies for value-creating events. Mr. Miller and The SAGE Group also advise private equity firms who invest in wireless and mobility companies. Prior to joining The SAGE Group, Mr. Miller was a member of the executive team at Intermec Corporation, a leader in the automated data collection, wireless and mobile computing industries, serving as its President from 2004 to 2005. He was also Vice President of Corporate Development until July 2006 with Intermec’s parent company UNOVA. Prior to his appointment as President of Intermec, he was Executive Vice President, Global Sales and Marketing from 2001 to 2003, and Senior Vice President, Americas and System and Solutions from 1999 through 2001. Mr. Miller was Chairman of the Automatic Industry and Mobility Association from 2003 to March 2006 and was recognized for his contributions to the industry with induction into the AIDC100 organization in 2004. Mr. Miller previously served on the board of directors and the audit and compensation committees of InfoLogix, Inc., an enterprise mobility automation company serving the healthcare industry, from October 2006 until January 18, 2011 when it was purchased by Stanley Works. Mr. Miller holds a Bachelors of Business and a Masters of Business Administration degree from Western Illinois University.

Peter Sealey has been a director of the Company since June 2002.  Dr. Sealey has served as Chief Executive Officer and founder of The Sausalito Group, Inc., a management consulting firm, since its founding in July 1997.  Dr. Sealey also serves as an Adjunct Professor of Marketing at the Peter F. Drucker Graduate Management School at the Claremont Graduate University in Claremont, California. He served as a member of the board of directors of Echometrix Inc., a leading developer of analytic applications for user-generated digital web content, from December 2008 through April 21, 2010 and was their non-executive chairman of the board from February 2009 through April 21, 2010. He previously served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley from 1996 to 2006.  From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, including as its Senior Vice President, Global Marketing and Chief Marketing Officer from December 1989 to August 1993. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors has determined that all of the nominees, except Messrs. Mills and Gifford, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

The Board of Directors held a total of four regular meetings during fiscal 2012 and five telephone meetings. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2012. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve, as well as the annual meeting of stockholders. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he served. All directors except Messrs. Bass and Sealey attended the 2012 Annual Meeting of Stockholders.

The Audit Committee consists of Messrs. Bass (Chairman), Emery, and Malmed. The members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

The Audit Committee met with management and the independent accountants four times by telephone during the year ended December 31, 2012 to review quarterly and annual financial information and to discuss the results of quarterly review and annual audit procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. The Audit Committee also oversees management’s assessment and management of risks. Management and the independent accountants participated in all meetings of the Audit Committee. Portions of each Audit Committee meeting were held between the Audit Committee members and the independent accountants without the presence of management. The Committee reviewed the financial statements and the annual audit results, including the independent accountants’ assessment of the Company’s internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The meetings also included a discussion and review of auditor independence, the pre-approval of the independent accountants’ fees for 2012, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2012. The report of the Audit Committee for the year ended December 31, 2012 is included in this Proxy Statement. The Audit Committee Charter is available on the Company’s website at http://www.mkr-group.com/SCKT/board_committee.html.

The Nominating Committee consists of Messrs. Malmed (Chairman) and Bass. The Nominating Committee considers and recommends nominations for the Board of Directors and facilitates the self-assessment of Board performance by the independent directors. The Nominating Committee met once in 2012, and once in 2013 to date to consider nominees for director. The Nominating Committee determined that six of seven current directors were willing and able to serve as a director for the ensuing year and recommended their nomination. In addition, the Nominating Committee considered candidates to fill a seventh board seat and has nominated one candidate to fill the position. In addition, the independent directors met four times during 2012 and once in January 2013 to date following their regular board meetings to consider matters relating to board governance, oversight and effectiveness. For 2014, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 15, 2013 in order to be considered for inclusion in next year’s proxy statement. The Nominating Committee Charter is available on the Corporate Governance section of the Company’s website at http://www.mkr-group.com/SCKT/board_committee.html.

The Compensation Committee, which consists of Messrs. Sealey (Chairman) and Miller, held nine meetings during fiscal year 2012. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company, approving the Company's incentive compensation and benefit plans including its equity incentive plan, and providing oversight of all matters affecting compensation including overseeing management’s assessment and management of compensation-related risks. The report of the Compensation Committee for fiscal year 2012 is included in this Proxy Statement. The Compensation Committee Charter is available on the Corporate Governance section of the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

COMPENSATION OF DIRECTORS

Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company receive $4,000 per regular meeting of the Board of Directors that they attend. Outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually as compensation for Board service, committee service and committee and Board leadership positions, generally at the time of annual election of the Board of Directors. Additional grants may be awarded in recognition of services beyond normal board duties. See “Director Compensation” for information regarding stock option grants awarded in 2012.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION POLICIES AND PRACTICES

(“SAY-ON-PAY”)

Commencing this year, our stockholders have the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in “Compensation Discussion and Analysis” and elsewhere in this proxy statement, we seek to closely align the interest of our executive officers with the interest of our stockholders and to attract, motivate and retain our named executive officers who are critical to our success. Our Compensation Committee regularly reviews named executive officer compensation to ensure such compensation is consistent with our goals.

The base salaries paid to our named executive officers are compared to other similar smaller technology public companies set forth in the national compensation survey of Tech America, formerly the American Electronics Association. Base salaries for executives are generally targeted within ten percent of the median compensation levels for smaller public technology companies but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience and performance.

Variable performance based incentive awards for our named executive officers other than our Chief Executive Officer are intended to motivate and reward executives to meet or exceed financial performance goals of revenue attainment and operating profitability measured both quarterly and annually. The variable performance based incentive award for our Chief Executive Officer is based on increases in shareholder value as measured by the market capitalization of the Company.

Long term incentive awards for our named executive officers consist of stock option grants that are granted at the fair market value on the date of grant and vest over a period of time through the stockholder-approved 2004 Equity Incentive Plan. The goal is to align the financial interests of the named executive officers with those of stockholders by providing significant incentives to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by the individual at the time of the new grant, and the size of the available stock award pool.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers, who are collectively referred to as our “named executive officers,” which is disclosed elsewhere in this proxy statement. The vote is advisory, which means that it is not binding on the Board of Directors, the Compensation Committee or the Company in any way. However, the Compensation Committee will review the outcome of the vote and take it into consideration when considering future executive compensation policies and decisions.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

RESOLVED, that the stockholders of Socket Mobile, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2012, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2013 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE FOREGOING RESOLUTION.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

(“SAY-WHEN-ON-PAY”)

Stockholders may indicate whether they would prefer that we conduct future say-on-pay votes once every one, two, or three years. Stockholders may also abstain from casting a vote on this proposal.

The Board of Directors has determined that an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the Company’s proxy statement, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The proxy card provides stockholders with the opportunity to choose among four options: holding the vote every one; two; or three years; or abstain from voting. Therefore, the shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold future say-on-pay vote more or less frequently than the frequency receiving the most votes cast by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE OPTION OF AN ANNUAL VOTE AS THE PREFERRED FREQUENCY FOR FUTURE SAY-ON-PAY VOTES.

PROPOSAL FOUR

EXTENSION OF THE 2004 EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan (“2004 Plan”) was approved by the Board on April 23, 2004 and by the stockholders on June 16, 2004. The 2004 Plan replaced earlier plans approved by the stockholders in 1993 and 1995 and by the Board of Directors in 1999. Commencing with stockholder approval of the 2004 Plan, stock option grants have been granted to executives, employees and consultants by the Compensation Committee of the Board of Directors and to Directors by the full Board of Directors as the long term equity based compensation portion of the Company’s compensation program as described under “Compensation Discussion and Analysis”.

The 2004 Plan is scheduled to terminate on April 23, 2014. The Board of Directors believes that the future success of Socket Mobile, Inc. depends in large part upon the ability of the Company to attract, retain and motivate key employees and that the granting of stock options or other equity based awards allowed by the 2004 Plan serves as an important factor in accomplishing this objective. The Board believes that extending the term of the 2004 Plan by ten years, to April 23, 2024, is the most effective way to retain the long term equity based compensation portion of the Company’s compensation program.

SUMMARY OF THE 2004 PLAN

The following paragraphs provide a summary of the principal features of the 2004 Plan and its operation. The following summary is qualified in its entirety by reference to the 2004 Plan as set forth in Appendix A.

The 2004 Plan provides for the grant of the following types of incentive awards: (i) stock options; (ii) restricted stock; (iii) stock appreciation rights; and (iv) performance units and performance shares, which are each referred to individually as an Award. Those who will be eligible for Awards under the 2004 Plan include employees, directors and consultants who provide services to the Company, including any parent or subsidiary companies.

Number of Shares of Common Stock Available under the 2004 Plan.

Following approval by the stockholders of the 2004 Plan in June 2004, any shares of the Common Stock which had been reserved but not issued or subject to outstanding options under the 1995 Stock Plan as of the date of that approval and any shares of Common Stock that would otherwise return to the 1995 Stock Plan thereafter as a result of termination of options or repurchase of shares of Common Stock issued there under were reserved for issuance under the 2004 Plan. In addition, shares of Common Stock are added to the 2004 Plan annually on the first day of the Company's fiscal year beginning in 2005, equal to the least of: (i) 200,000 shares, (ii) four percent of the Company's outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors.

If the Board of Directors declares a stock dividend or there is a reorganization or other change in the Company's capital structure, including a merger or change in control, the Committee (as defined below) will have the discretion to adjust the number of shares (i) available for issuance under the 2004 Plan, (ii) subject to outstanding Awards; and (iii) specified in the per-person limits on Awards, as appropriate to reflect the change.

Administration of the 2004 Plan.

The Compensation Committee of the Board of Directors (the "Committee") administers the 2004 Plan. To make grants to certain of the Company's officers and key employees, the members of the Committee must qualify as "non-employee directors" under Rule 16b-3 of the Exchange Act, and as "outside directors" under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the 2004 Plan). Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2004 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2004 Plan to one or more directors and/or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.

Options.

The Committee is able to grant nonqualified stock options and incentive stock options under the 2004 Plan. The Committee will determine the number of shares subject to each option, but no participant will be able to be granted options covering more than 750,000 shares during any of the Company's fiscal years, except that a participant may be granted an option covering up to an additional 1,250,000 shares in connection with his or her initial service with the Company. The Committee will determine the exercise price of options granted under the 2004 Plan, but with respect to nonstatutory stock options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options (other than those incentive stock options granted as substitute awards in connection with our acquisition of another company), the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10 percent of the total voting power of all classes of the Company's outstanding stock must be at least 110 percent of the fair market value of the Common Stock on the date of grant.

The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10 percent of the voting power of all classes of the Company's outstanding capital stock, the term may not exceed five years. The Committee determines the term of nonstatutory options, but such options will generally terminate 10 years from the date of grant, unless an earlier date is set forth in the option agreement.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the option agreement. If no such period of time is stated in a participant's option agreement, a participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The Committee is able to grant stock appreciation rights. No stock appreciation rights have been granted to date. A stock appreciation right is the right to receive the appreciation in fair market value of the Company's Common Stock between the exercise date and the date of grant. The Company may pay the appreciation in either cash or shares of Common Stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2004 Plan. No participant will be granted stock appreciation rights covering more than 750,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,250,000 shares in connection with his or her initial service with the Company.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the appreciation right agreement. If no such period of time is stated in a participant's appreciation right agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

The Committee is able to grant restricted stock awards. No restricted stock awards have been granted to date. Awards of restricted stock are rights to acquire or purchase shares of Common Stock. Restricted stock vests in accordance with the terms and conditions established by the Committee in its sole discretion. For example, the Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards granted under the 2004 Plan and/or cash awards made outside of the 2004 Plan. The Award agreement will generally grant the Company a right to repurchase or reacquire the unvested shares upon the termination of the participant's service with the Company for any reason (including death or disability). The Committee will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 250,000 shares of Common Stock during any fiscal year, except that a participant may be granted up to an additional 500,000 shares of restricted stock in connection with his or her initial employment with the Company.

Performance Units and Performance Shares.

The Committee is able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee establishes are achieved or the Awards otherwise vest. No performance units or performance shares have been granted to date. The Committee may establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. No participant will receive performance units with an initial value greater than $1,000,000 and no participant will receive more than 250,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 500,000 shares in connection with his or her initial service with the Company. Performance units will have an initial dollar value established by the Committee prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share of the Common Stock on the date of grant.

Performance Goals.

As determined by the Committee, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash position, (ii) earnings per share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) return on assets, (vii) return on equity, (viii) return on sales, (ix) revenue, and (x) total stockholder return. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Transferability of Awards.

The 2004 Plan generally will not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant.

Change of Control.

In the event of a change of control of the Company, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If there is no assumption or substitution of outstanding Awards, the Committee will provide notice to each participant that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such event, the Committee shall notify the participant that the Award is fully exercisable for 15 days from the date of such notice. The Award will terminate upon expiration of the notice period.

Amendment and Termination of the 2004 Plan.

The Committee will have the authority to amend, suspend or terminate the 2004 Plan, except that stockholder approval will be required for any amendment to the 2004 Plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The 2004 Plan will terminate in April 2014, unless the Board of Directors terminates it earlier or if the stockholders approve the requested extension.

RESOLUTION:

“Resolved, that Section 16 of the 2004 Plan “Term of Plan” be increased from ten (10) years to twenty (20) years which will extend the termination date of the 2004 Plan from April 23, 2014 to April 23, 2024.”

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Approval of the foregoing resolution will extend the termination date of the 2004 Plan from April 23, 2014 to April 23, 2024 and requires the affirmative vote of a majority of the Votes Cast on the matter at the 2013 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RESOLUTION TO EXTEND THE TERMINATION DATE OF THE 2004 EQUITY INCENTIVE PLAN BY TEN (10) YEARS TO APRIL 23, 2024.

PROPOSAL FIVE

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

The Board of Directors has voted to recommend to the stockholders that the Company amend its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares.

As of December 31, 2012, there were 4,861,063 shares of our Common Stock issued and outstanding, and 3,110,057 shares reserved for future issue for a total of 7,971,120 shares outstanding and reserved. 1,881,068 shares are reserved for stock options outstanding or available for grant, an additional 607,776 shares are reserved for the exercise of outstanding warrants, and 621,213 shares are reserved for conversion of convertible notes. A total of 2,028,880 shares are available.

The Board of Directors believes that an increase in the number of authorized shares of Common Stock is in the best interests of our Company and our stockholders. The Board of Directors believes that the authorized Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors. These purposes may include, among others, the issuance of Common Stock to facilitate potential mergers or acquisitions, raising capital through the sale of stock, and/or attracting or retaining valuable employees by the issuance of stock options. Except as described above or elsewhere in this proxy statement, we have no plans, understandings, commitments, agreements or undertakings concerning the issuance of any such additional shares. The Board of Directors, however, considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

Authorized Capital Stock

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders including the election of directors.  Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon our liquidation or dissolution, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

Under the Delaware General Corporation Law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without further stockholder approval. The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of additional shares of Common Stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which our securities may then be listed or traded, or our Restated Certificate of Incorporation or By-Laws then in effect. Frequently, opportunities arise that require prompt action, and we believe that delay necessitated for stockholder approval of a specific issuance could be detrimental to our Company and our stockholders.

The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the rights and privileges which the presently outstanding shares of Common Stock possess under our Restated Certificate of Incorporation. Shares of our Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. The voting, dividend and liquidation rights of the holders of Common Stock, however, may be subordinate to the rights of the holders of the any preferred stock which may be issued from time to time. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors.

The issuance of any additional shares of Common Stock by our Company may, depending on the circumstances under which those shares are issued, reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

Preferred Stock

Our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 3,000,000 shares of Preferred Stock, $.001 par value per share, in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. There is currently no preferred stock outstanding.

RESOLUTION:

RESOLVED: That Article IV of the Amended and Restated Certificate of Incorporation of Socket Mobile, Inc.be further amended by deleting the first paragraph thereof and inserting in its place the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, $0.001 par value and Preferred Stock, $0.001 par value. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 23,000,000 shares. The number of shares of Common Stock authorized is 20,000,000. The number of shares of Preferred Stock authorized is 3,000,000.”

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Approval of this amendment will require the affirmative vote of the holders of a majority of the Common Stock issued and outstanding as of the record date. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RESOLUTION TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM TEN MILLION TO TWENTY MILLION.

PROPOSAL SIX

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Sam Kan and Company, independent registered public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2013, and recommends that stockholders vote for ratification of such appointment.

Sam Kan and Company was selected by the Audit Committee in February 2013 to audit the financial statements of the Company for the fiscal year ended December 31, 2012. Moss Adams LLP audited the Company's financial statements for each of the eight fiscal years ended December 31, 2011. Representatives of Sam Kan and Company are expected to be present at the 2013 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED BY SAM KAN AND COMPANY DURING FISCAL YEAR 2012 AND BY MOSS ADAMS LLP DURING FISCAL YEAR 2011

Audit Fees:

Audit fees billed to the Company by Sam Kan and Company for their audit of the Company’s 2012 fiscal year financial statements totaled $77,000. Audit fees billed to the Company by Moss Adams LLP for their audit of the Company's 2011 fiscal year financial statements was $170,000. Quarterly reviews of the Company's quarterly financial statements for fiscal 2012 and 2011 were performed by Moss Adams LLP and totaled $48,000 in each fiscal year. The Company was not deemed an accelerated filer for fiscal years 2012 and 2011, and an audit of the Company's internal controls at December 31, 2012 and 2011was not required.

Audit-Related Fees:

Audit-related fees billed to the Company by Moss Adams LLP during the Company's 2012 and 2011 fiscal years totaled $zero and $10,900, respectively. Audit-related fees in 2011 related to the issuance of consents related to the filing of a Form S-3 registration statement and a Form S-8 registration statement in fiscal 2011, as well as work related to accounting advice.

Tax Fees:

Fees billed to the Company by Moss Adams LLP for tax services during the Company's 2012 and 2011 fiscal years were $14,663 in 2012 and $11,088 in 2011. Tax fees are for preparation of the prior year's annual tax returns.

All Other Fees:

There were no other fees billed to the Company during the Company's 2012 and 2011 fiscal years by Moss Adams LLP.

Approval Procedures:

The Audit Committee's policy is to pre-approve all audit and other permissible services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All services performed by the independent accountants in fiscal 2012 and 2011 were preapproved by the Audit Committee. The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining the independence of the Audit Firm and determined that it is.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Ratification of the appointment of Sam Kan and Company as the Company's independent registered public accountants for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2013 Annual Meeting.

Stockholder ratification of the appointment of Sam Kan and Company as the Company's independent registered public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Audit Committee is submitting the appointment of Sam Kan and Company to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF SAM KAN AND COMPANY AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable within 60 days of the Record Date, and on an as-converted basis convertible notes convertible within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
5% Stockholders
Leviticus Partners, L.P. (3)	479,993	9.9%
Hudson Bay Master Fund Ltd. (4)	500,000	9.3%
Roy L. Rogers (5)	378,538	7.7%
AboCom Systems Inc. (6)	282,485	5.8%
Directors and Executive Officers
Charlie Bass (7)	638,220	12.1%
Kevin J. Mills (8)	337,624	6.7%
David W. Dunlap (9)	106,471	2.2%
Micheal L. Gifford (10)	103,487	2.1%
Leonard L. Ott (11)	92,674	1.9%
Tim I. Miller (12)	87,146	1.8%
Lee A. Baillif (13)	80,652	1.6%
Leon Malmed (14)	79,202	1.6%
Peter Sealey (14)	52,000	1.1%
Thomas O. Miller (15)	48,506	1.0%
Charles C. Emery, Jr. (14)	33,952	*
All Directors and Executive Officers as a group (11 persons) (16)	1,659,934	27.3%

__________________

*Less than 1%

(1)

To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

Percentage ownership is based on 4,861,063 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.

(3)	AMH Equity LLC is the general partner of Leviticus Partners, L.P. The address of Leviticus Partners, L.P. is 60 East 42nd Street, Suite 901, New York, NY 10165.
(4)

Hudson Bay Master Fund Ltd. is managed by Hudson Bay Capital Management L.P. The address of both is 777 Third Avenue, 30th Floor, New York, NY 10017. Beneficial share ownership consists of 500,000 shares subject to warrants that are exercisable at $2.44 per share through May 20, 2016.

(5)

Shares held by Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 which holds 266,887 shares of Common Stock, and as trustee for the Roy and Ruth Rogers Unitrust, UTD 09-28-89 which holds 83,651 shares of Common Stock. Mr. Rogers’address is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, CA 94025. The Family Trust includes 28,000 shares subject to warrants that are exercisable at $1.80 per share through May 26, 2014.

(6)

AboCom Systems Inc. is a corporation organized under the laws of Taiwan with offices at 350 No. 77, Yu-Yih Road, Chu-Nan Chen, Miao-Lih Hsuan, Taiwan, R.O.C. and is a contract product supplier for the Company.

(7)

Includes 145,479 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013 and 259,517 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 8, 2013.

(8)

Includes 111,402 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013 and 10,944 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 8, 2013.

(9)	Includes 97,925 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013.
(10)	Includes 92,637 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013.
(11)	Includes 91,234 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013.
(12)	Includes 86,691 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013.
(13)

Includes 67,050 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013 and 10,944 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 8, 2013.

(14)	Consists of shares of Common Stock subject to options exercisable within 60 days of April 8, 2013.
(15)

Includes 37,000 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013 and 10,944 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 8, 2013.

(16)

Includes 924,492 shares of Common Stock subject to options exercisable within 60 days of April 8, 2013 and 303,293 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 8, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, the Company believes that during fiscal 2012 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT

The current executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	52	President and Chief Executive Officer and Director
Micheal L. Gifford	55	Executive Vice President and Director
David W. Dunlap	70	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Tim I. Miller	58	Vice President of Worldwide Operations and Engineering
Leonard L. Ott	54	Vice President and Chief Technical Officer
Lee A. Baillif	52	Vice President and Controller

For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Proposal One - Election of Directors" above.

David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and served in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies. He is a certified public accountant (inactive), and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

Tim I. Miller has served as the Company's Vice President of Worldwide Operations since March 2003, responsible for the Company's worldwide manufacturing operations and assumed the additional role of Vice President of Engineering on April 1, 2009. Mr. Miller served as Vice President of Worldwide Operations as a consultant to the Company from January 2003 to March 2003. Mr. Miller holds a B.S. degree with an emphasis in Business Administration and Political Science from San Jose State University.

Leonard L. Ott has served as the Company's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering from December 1998 to October 2000. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant to the Company, from November 1993 to March 1994. Mr. Ott holds a B.S. degree in Computer Science from the University of California at Berkeley.

Lee A. Baillif has served as the Company’s Controller since January 1, 1999 and was promoted to Vice President and Controller on January 24, 2007. Prior to his appointment as Controller, Mr. Baillif was a member of the accounting staff from September 1994. He holds a B.S. degree in Business and Finance from San Francisco State University.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The following tables set forth the annual compensation paid to or accrued by the Company on behalf of the outside directors of the Company for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)		Total ($)
Charlie Bass	$16,000	$50,200	(3)	$66,200
Charles C. Emery, Jr.	$16,000	$10,210	(4)	$26,210
Leon Malmed	$16,000	$11,460	(5)	$27,460
Thomas O. Miller	$16,000	$10,210	(6)	$26,210
Peter Sealey	$16,000	$10,000	(7)	$26,000

(1)	Directors are paid a fee for preparation and attendance at four regularly scheduled board meetings at the rate of $4,000 per meeting attended, totaling $16,000 per year. The Board met by telephone an additional 5 times in fiscal 2012 without additional compensation. All directors attended all meetings.
(2)	Amounts shown are not intended to reflect value actually received by the directors. Instead, the amounts shown are the total fair value of option awards granted in fiscal 2012 for financial statement reporting purposes, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R). These values are amortized as equity compensation expense over the vesting period of the grants.
(3)	Mr. Bass was granted an option to purchase 10,000 shares on April 25, 2012 with a grant date fair value of $12,500. Mr. Bass was granted supplemental options to purchase 20,000 shares on August 1, 2012 with a grant date fair value of $14,600 and a supplemental option to purchase 35,000 shares on November 8, 2012 with a grant date fair value of $23,100.
(4)	Mr. Emery was granted an option to purchase 7,000 shares on April 25, 2012 with a grant date fair value of $8,750. Mr. Emery was granted a supplemental option to purchase 2,000 shares on August 1, 2012 with a grant date fair value of $1,460.
(5)	Mr. Malmed was granted an option to purchase 8,000 shares on April 25, 2012 with a grant date fair value of $10,000. Mr. Malmed was granted a supplemental option to purchase 2,000 shares on August 1, 2012 with a grant date fair value of $1,460.
(6)	Mr. Miller was granted an option to purchase 7,000 shares on April 25, 2012 with a grant fair value of $8,750. Mr. Miller was granted a supplemental option to purchase 2,000 shares on August 1, 2012 with a grant date fair value of $1,460
(7)	Mr. Sealey was granted an option to purchase 8,000 shares on April 25, 2012 with a grant date fair value of $10,000.

The outside directors are entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors for Board and Committee service are made annually, commencing at the start of the Board term. The grants made on April 25, 2012 were determined as follows: each Director was awarded an option to purchase 5,000 shares for participation in Board meetings. The director serving as the Board chairperson received an option to purchase an additional 2,000 shares. Directors serving as chairpersons of the Audit, Nominating and Compensation Committees each received an option to purchase an additional 1,000 shares. Members serving on the Audit Committee and on the Compensation Committee each received an option to purchase an additional 2,000 shares. As a result, on April 25, 2012, the five outside directors as a group were granted options to purchase an aggregate of 40,000 shares. The options vest monthly over a one year period commencing on the date of grant. Options granted on April 25, 2012 had an exercise price of $2.22 per share, which was the fair market value of the Common Stock on the date of grant. Supplemental grants were awarded on August 1, 2012 at a fair market grant price of $1.20 per share and on November 8, 2012 at a fair market grant price of $1.08 per share in connection with participation by each respective director in convertible note financings. See also Proposal One – Compensation of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. Short term executive compensation consist of base salary and variable incentive salary awards that are performance based. Long term executive compensation consists of stock option grants that vest over time and gain in value as common stock values increase. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract, retain, motivate and reward key people based on a pay-for-performance approach, targeted within ten percent of market median for similar sized companies in similar fields of business when target performance objectives are achieved, and potentially resulting in superior pay when superior performance objectives are achieved. Within this framework, actual compensation can vary depending on each executive officer’s position, responsibilities and overall experience. Overall, the Company strives to provide a total compensation package that is fair, reasonable and competitive with prevailing practices in the Company's industry. See “Summary Compensation Table” for actual executive compensation totals for the past three years.

Base salaries for executive officers have not been increased since 2007 and today are below median levels for executives in similar sized companies. In addition, executives have voluntarily taken salary reductions in periods of adverse economic conditions. See “Compensation of the Chief Executive Officer” and “Summary Compensation Table” for base salaries paid to executives over the past three years.

Variable salaries for the named executive officers executives are entirely performance based, and are governed by two executive compensation plans, one for the President/CEO and one for the other named executive officers. The variable compensation award for Mr. Mills, Socket’s President and CEO, is measured annually under the Shareholder Value Incentive Variable Compensation Plan. Attainment compares the average common stock price over the five trading days starting the third trading day after the release of annual earnings to stock price targets established in the Plan. In 2012, the stock price declined in comparison to the previous year measurement, did not meet the minimum price target threshold in the Plan, and variable earnings were zero. The other named executive officers are measured against actual quarterly and annual revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) profits compared to the financial plan approved at the beginning of the year by the Board of Directors. Target awards are allocated 15% to each quarter and 40% to an annual measurement, split equally between revenue attainment and attainment of EBITDA profits. Awards may only be paid from a portion of EBITDA profits earned in the measurement period. During 2012, there were no quarterly or annual EBITDA profits and variable earnings for all named executives were zero. See “Elements of Executive Compensation – Variable Performance Based Incentive Awards” for variable plan targets and payouts over the past three years.

Long term incentives for executives and employees are awarded through annual and periodic stock option grants vesting ratably over a period of time, typically 48 months. The grants are made from the shareholder approved 2004 Equity Incentive Plan and enable the recipient of the grant to purchase common stock at the fair market price on the date of grant. The objectives of the stock option grants are employee retention as options vest over a period of time, and alignment with shareholder interests by enabling the stock option grant holder to benefit financially from stock price appreciation.

The discussions that follow reflect in more detail the goals and objectives of the Company’s compensation policies and practices.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company's compensation policies, plans and programs are intended to achieve the following objectives:

•         attract, retain, motivate and reward talented executive officers and employees;

•         provide executive officers and senior employees with performance-based cash bonus opportunities linked to achievement of financial objectives of revenue attainment and operating profitability; and

•         align the financial interests of executive officers, directors and employees with those of stockholders by providing each through the stock option program with an equity stake in the Company.

The Company's approach to executive compensation is to set base compensation levels within ten percent of median levels reflecting the experience and performance of each individual compared to similar positions in smaller technology based companies (although they may be set to higher or lower levels to recognize a particular employee's role, responsibilities, skills, experience and performance), to set variable compensation targets tied to financial performance so as to motivate and reward positive performance of executive officers in driving Company to achieve key financial objectives including revenue attainment, profitability and increases in shareholder value, and to offer equity incentives through its stock option program to all executives commensurate with each executive’s level of responsibility, experience and performance while maintaining acceptable levels of dilution.

The Company's approach to employee compensation is to set base compensation levels within ten percent of median levels up to the 75th percentile for very experienced high performing employees consistent with the experience and performance of each individual compared to similar positions in smaller technology based companies, to set variable compensation targets for senior employees tied to financial performance to motivate and reward positive performance including the achievement of key financial objectives of revenue attainment and profitability, and to offer equity incentives through its stock option program to all employees commensurate with each employee’s level of responsibility, experience and performance while maintaining acceptable levels of dilution.

ELEMENTS OF EXECUTIVE COMPENSATION

The three major components of compensation for the Company's executive officers are:

(i) base salary;

(ii) variable performance-based cash incentive awards; and

(iii) long-term, equity-based incentive awards.

The base salary and variable performance-based incentive award components of the Company's compensation program are compared to other similar smaller technology public companies set forth in the national compensation survey of Tech America, formerly the American Electronics Association. The compensation survey is used to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on companies in the electronics industry and provides information on base salary and variable incentive awards based on size of companies and geographic location. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area including Silicon Valley, which has many electronics firms that compete for talent and offer a variety of employment alternatives.

Base Salary. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Base salaries for executives are generally targeted within ten percent of the median compensation levels for smaller public technology companies but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience and performance.

The Compensation Committee determines both the amount and timing of base salary increases for executive officers. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in the Tech America survey for executive positions in similarly sized companies, and the individual performance of each executive. Base salaries were last increased for Executives in January 2007. Base salaries were also impacted in 2009 and 2010 by base salary reductions of twenty-percent for executive officers and base salary reductions in the last two months of the fourth quarter of 2012 ranging from thirty percent to forty percent for named executive officers (averaging 5.4% to 8.7% for the year). These reductions were voluntary cost reduction measures reflecting adverse economic conditions during those periods. Recent salary reviews show that current base salaries for the Company’s executives are below compensation targets derived from the Tech America survey data.

Variable Performance Based Incentive Awards.

Variable salaries for the named executive officers executives are entirely performance based, and are governed by two executive compensation plans, one for the President/CEO and one for the other named executive officers. The variable compensation award for Mr. Mills, Socket’s President and CEO, is measured annually under the Shareholder Value Incentive Variable Compensation Plan. Attainment compares the average common stock price over the five trading days starting the third trading day after the release of annual earnings to stock price targets established in the Plan. In 2012, the stock price declined in comparison to the previous year measurement, did not meet the minimum price target threshold in the Plan, and variable earnings were zero. The other named executive officers are measured against actual quarterly and annual revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) profits compared to the financial plan approved at the beginning of the year by the Board of Directors. Target awards are allocated 15% to each quarter and 40% to an annual measurement, split equally between revenue attainment and attainment of EBITDA profits. Awards may only be paid from a portion of EBITDA profits earned in the measurement period. During 2012, there were no quarterly or annual EBITDA profits and variable earnings for all named executives were zero. Actual variable compensation payments as a percentage of variable compensation targets for the past three years are shown in the table below for the Named Executive Officers.

Named Executive Officer	Position(s)	2012	2011	2010
Kevin J. Mills(1)	President and Chief Executive Officer and Director	zero%	12.8%	Suspended
Micheal L. Gifford(2)	Executive Vice President and Director	zero%	12.8%	Suspended
David W. Dunlap(3)	Vice President of Finance and Administration, Chief Financial Officer and Secretary	zero%	12.8%	Suspended
Tim I. Miller(4)	Vice President of Worldwide Operations and Engineering	zero%	12.8%	Suspended
Leonard L. Ott(5)	Vice President and Chief Technical Officer	zero%	12.8%	Suspended

Notes follow on the next page

(1)	Variable financial incentive compensation target for Mr. Mills was set at $100,000 for each of the years 2010 through 2012.
(2)	Variable financial incentive compensation target for Mr. Gifford was set at $50,000 for each of the years 2010 through 2012.
(3)	Variable financial incentive compensation target for Mr. Dunlap was set at $50,000 for each of the years 2010 through 2012.
(4)	Variable financial incentive compensation target for Mr. Miller was set at $35,000 for each of the years 2010 through 2012.
(5)	Variable financial incentive compensation target for Mr. Ott was set at $35,000 for each of the years 2010 through 2012.

__________________

Long-Term Equity-Based Incentive Awards.

Long-Term Equity-Based Incentive Awards are provided through the stockholder-approved 2004 Equity Incentive Plan. Although the Equity Incentive Plan provides for a variety of equity incentive awards, to date the Compensation Committee has only awarded stock option grants from the Equity Incentive Plan. The goal of the Company's long-term, equity-based incentive awards is to align the financial interests of the executive officers and employees of the Company with those of stockholders and to provide each executive officer and employee with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers and employees to remain employed with the Company. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by the individual at the time of the new grant, and the size of the available stock award pool to arrive at a level that the Committee considers appropriate to create a meaningful opportunity for equity participation by the individual.

As of December 31, 2012, there were 62,438 shares available for grant under the 2004 Equity Incentive Plan. In addition, the 2004 Equity Incentive Plan provides for an automatic increase each January 1st equal to the least of (a) 200,000 shares, (b) 4% of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. Options are granted to executive officers, employees and consultants at the discretion of the Compensation Committee. The Board of Directors itself, in consultation with management, grants options annually to directors for service on the Board of Directors.

The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are typically made on the first trading day of the month on or following the date of hire. Refresher grants are made annually, typically during the first quarter of the year. Refresher grants typically vest monthly over 48 months, contingent upon continued employment with the Company. All grants expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer term than four years, may be awarded at the discretion of the Compensation Committee. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company’s Common Stock appreciates during the option term.

The Compensation Committee believes that stock option grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives and employees have been employed by the Company more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with potential for substantial cumulative compensation if stock prices increase, thus aligning their interests with those of stockholders. The Company believes stock options are effective long-term incentives because of the expectations of the management team that the Company’s products and the markets they address provide opportunities for growth that may result in share price appreciation.

Other Compensation.

Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

EQUITY INCENTIVE GRANT POLICIES

General option grant practices. All stock options grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All stock options are priced at the closing market price of the Company’s Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. During 2012, the Compensation Committee met nine times, and stock option grants were awarded at seven of those meetings.

Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company on the first trading day of the month following the individual’s commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee’s employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial grants generally vest 25% on the one year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. During 2012, options to purchase an aggregate of 85,200 shares were awarded to 9 new employees representing 20 percent of options granted during the year.

Refresher stock option grants. The Compensation Committee awards refresher stock option grants annually and as supplemental grants based on the recommendations of management reflecting the responsibilities and performance of each employee and the employee’s contributions in meeting the Company’s goals and objectives. On February 27, 2012, the Compensation Committee awarded annual refresher options to purchase an aggregate of 117,700 shares to 62 employees, representing 29 percent of options granted during the year. The annual refresher grant included 44,000 shares granted to the named executive officers. In addition, during the second half of the year, an additional 106,000 options were granted as supplemental awards representing 26 percent of options granted during the year, including 37,900 shares to named executive officers.

Director stock option grants. A portion of the compensation of the Company’s outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors at the first regularly scheduled board meeting following the annual election of directors and vest monthly over the ensuing year of service. Options are awarded equally to all directors for Board service. Additional options are awarded for Board and committee leadership positions and Committee service, as discussed under “Director Compensation.”. On April 25, 2012, the Company granted options to purchase an aggregate of 40,000 shares to the 5 independent directors of the Company, representing 10 percent of options granted during the year. In August and November 2012, the Board granted supplemental options to purchase 61,000 shares to directors participating in a convertible note financing, representing 15 percent of options granted during the year.

ACCOUNTING AND TAX IMPLICATIONS

Accounting for Stock Based Compensation. On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123R) for the fiscal years ended December 31, 2006 and beyond. Under ASC Topic 718, the Company uses a binomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company’s stock option grants. The fair value of stock option grants outstanding prior to January 1, 2006 was estimated using a Black-Scholes option pricing model. The Company adopted the modified prospective recognition method and implemented the provisions of ASC Topic 718 (formerly under FASB Statement 123R) beginning with the first quarter of 2006.

Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Although the 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, no grants deemed performance-based compensation grants have been awarded to the executive officers of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Company’s Chief Executive Officer Kevin Mills is compensated under the same programs applied to all of the Executive Officers of the Company as described under Elements of Executive Compensation, specifically base salary, variable performance based compensation, and long term equity incentive awards in the form of stock option grants.

Base Salary: Mr. Mill’s base compensation target of $190,000 is set at median levels for CEO’s of similar sized companies based on national compensation salary survey data from Tech America, a trade association whose membership is oriented toward companies serving the electronics industry. His salary targets have not been adjusted since 2007 and today are below the median level for CEO’s of similar sized companies. Mr. Mills took voluntary reductions in his base salary of 20% in 2010 and 40% in the last two months of 2012 (average of 8.7% for the year) in response to adverse economic conditions.

Variable Compensation. Mr. Mill’s variable salary target of $100,000 is set above the median levels for CEO’s of similar sized companies based on national compensation salary survey data from Tech America. All variable compensation awards are performance based. During 2010, the variable compensation program was suspended because of adverse financial conditions. During 2011, the variable compensation for Mr. Mills was calculated in the same manner as for the other Named Executive Officers, with 50 percent of his variable salary target based on revenue attainment and 50 percent of his variable salary target based on attainment of Earnings Before Taxes, Depreciation and Amortization (EBITDA), a traditional non-GAAP measure of operating profitability, both measured in comparison to the 2011 annual financial plan of the Company. Payments under the Management Incentive Variable Compensation Plan were further limited by minimum performance thresholds set at 80 percent of financial plan amounts, and payments not to exceed 50 percent of EBITDA profits for the measurement period. Mr. Mills along with the other executives of the Company earned 12.8 percent of his variable target threshold in 2011. During 2012, Mr. Mills variable compensation earnings were based on increases in shareholder value as measured by the market capitalization of the Company following the release of annual earnings in comparison to targets established in the program. The market capitalization of the Company declined during the measurement period and did not hit the minimum thresholds qualifying for an award, so Mr. Mill’s variable compensation in 2012 was zero.

Long term equity incentive awards. Mr. Mills along with all other employees received an annual refresher grant in 2012 of 10,000 shares vesting monthly over a 48 month period and representing 2.4 percent of total shares granted in 2012. Mr. Mills also received a supplemental refresher grant of 10,900 shares representing 2.7 percent of total shares granted in 2012.

Benefits. Mr. Mills participates in the same benefit programs as all of the employees of the Company. The CEO’s employment is subject to an employment contract which provides for six months of base salary and continuation of medical benefits in the event of involuntary termination of services other than for cause, and payment of his variable salary entitlements had he remained employed during this period in the event of a change in control or involuntary termination. The CEO receives no perquisites.

Summary Compensation Table

For Fiscal Year Ended December 31, 2012

The following table provides fiscal 2012 compensation information and comparable information for the two preceding fiscal years for the Chief Executive Officer, Chief Financial Officer, and the three other executive officers of the Company who were the most highly compensated in fiscal year 2012 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills (4) President and Chief Executive Officer and Director	2012 2011 2010	$173,558 190,000 156,385	$19,780 20,717 138,472	$0 12,787 0	$193,338 223,504 294,857

Micheal L. Gifford (5) Executive Vice President and Director	2012 2011 2010	$160,024 175,000 144,712	$15,540 13,073 85,646	$0 6,394 0	$175,564 194,467 230,538

David W. Dunlap (6) Vice President of Finance and Administration, Chief Financial Officer and Secretary	2012 2011 2010	$157,250 170,000 139,923	$15,300 14,622 77,935	$0 6,394 0	$172,550 191,016 217,858

Leonard L. Ott (7) Vice President and Chief Technical Officer	2012 2011 2010	$146,654 155,000 128,769	$14,520 11,482 86,005	$0 4,476 0	$161,174 170,957 214,774

Tim I. Miller (8) Chief Operating Officer	2012 2011 2010	$144,567 155,000 119,904	$15,760 20,155 58,723	$0 4,476 0	$160,327 179,631 178,627

_____________________

(1)	Represents base salary as described under Compensation Summary and Analysis — Elements of Executive Compensation.
(2)	Represents Long-Term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the total grant date valuations of stock option grants awarded during the year as determined pursuant to ASC Topic 718. The valuations are expensed for financial reporting purposes over the vesting period of the grant. Option awards in 2010 include the fair market value of options granted prior to 2009 that were exchanged on July 1, 2010 for new grants with a two year vesting period under an exchange program approved by the stockholders at the 2010 annual meeting of stockholders.
(3)	Represents Variable Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation. All variable compensation programs for executives were suspended in 2010 as an expense reduction.
(4)	Mr. Mills’ salary for 2012 and 2010 included a base salary reduction of 8.7% and 20% respectively as an expense reduction measure. The fair market value of option awards in 2010 included $119,572 for options exchanged.
(5)	Mr. Gifford’s salary for 2012 and 2010 included a base salary reduction of 8.7% and 20% respectively as an expense reduction measure. The fair market value of option awards in 2010 included $71,471 for options exchanged.
(6)	Mr. Dunlap’s salary for 2012 and 2010 included a base salary reduction of 7.5% and 20% respectively as an expense reduction measure. The fair market value of option awards in 2010 included $63,760 for options exchanged.
(7)	Mr. Ott’s salary for 2012 and 2010 included a base salary reduction of 5.4% and 20% respectively as an expense reduction measure. The fair market value of option awards in 2010 included $71,830 for options exchanged.
(8)	Mr. Miller’s salary for 2012 and 2010 included a base salary reduction of 6.7% and 20% respectively as an expense reduction measure. The fair market value of option awards in 2010 included $35,098 for options exchanged.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2012

The following table shows for the fiscal year ended December 31, 2012 certain information regarding options granted to the Named Executive Officers. Options were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies.

Name	Grant Dates	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Kevin J. Mills	2/27/2012	10,000	$2.36	$ 13,200
Kevin J. Mills	8/1/2012	2,000	$1.20	$ 1,240
Kevin J. Mills	11/9/2012	8,900	$1.08	$ 5,340
Micheal L. Gifford	2/27/2012	8,500	$2.36	$ 11,220
Micheal L. Gifford	11/9/2012	7,200	$1.08	$ 4,320
David W. Dunlap	2/27/2012	8,500	$2.36	$ 11,220
David W. Dunlap	11/9/2012	6,800	$1.08	$ 4,080
Leonard L. Ott	2/27/2012	8,500	$2.36	$ 11,220
Leonard L. Ott	11/9/2012	5,500	$1.08	$ 3,300
Tim I. Miller	2/27/2012	8,500	$2.36	$ 11,220
Tim I. Miller	8/1/2012	2,000	$1.20	$ 1,240
Tim I. Miller	11/9/2012	5,500	$1.08	$ 3,300

_____________________

(1)	The value of option awards is based on the fair value as of the grant date of such award, determined pursuant to ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R). The exercise price for all options granted to the Named Executive Officers is equal to the closing market price for the Company’s Common Stock on the grant date as reported on the OTC Market. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option to the recipient will depend on the market value of the Company’s Common Stock at such date in the future when the option is exercised.

OUTSTANDING EQUITY AWARDS

At Fiscal 2012 Year-End

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2012.

Name	Option Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date(4)

Kevin J. Mills	20,213	1,347	1.96	2/23/2019
	8,625	-	3.45	6/1/2019
	6,250	3,750	2.74	6/1/2020
	87,997	703	3.04	7/1/2020
	8,715	11,205	1.82	2/22/2021
	1,875	8,125	2.36	2/27/2022
	2,000	-	1.20	8/1/2022
	1,483	7,417	1.08	11/9/2022

Micheal L. Gifford	5,544	924	1.96	2/23/2019
	5,313	-	3.45	6/1/2019
	2,826	2,812	2.74	6/1/2020
	59,041	609	3.04	7/1/2020
	5,499	7,071	1.82	2/22/2021
	1,594	6,906	2.36	2/27/2022
	1,200	6,000	1.08	11/9/2022

 Table continued on next page. Notes are at the end of the table.

Table continued from previous page
Name	Option Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date(4)

David W. Dunlap	13,763	917	1.96	2/23/2019
	5,250	-	3.45	6/1/2019
	4,688	2,812	2.74	6/1/2020
	53,938	562	3.04	7/1/2020
	6,151	7,909	1.82	2/22/2021
	1,594	6,906	2.36	2/27/2022
	1,133	5,667	1.08	11/9/2022

Leonard L. Ott	11,156	744	1.96	2/23/2019
	4,125	-	3.45	6/1/2019
	4,688	2,812	2.74	6/1/2020
	54,131	469	3.04	7/1/2020
	4,830	6,210	1.82	2/22/2021
	1,594	6,906	2.36	2/27/2022
	917	4,583	1.08	11/9/2022

Tim I. Miller	11,625	775	1.96	2/23/2019
	4,125	-	3.45	6/1/2019
	7,813	4,687	2.74	6/1/2020
	38,731	469	3.04	7/1/2020
	8,479	10,901	1.82	2/22/2021
	1,594	6,906	2.36	2/27/2022
	2,000	-	1.20	8/1/2022
	917	4,583	1.08	11/9/2022

_____________________

(1)	Options were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested at December 31, 2012.
(2)	Grant dates and vesting period information for all grants not fully vested as of December 31, 2012 are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
2/23/2009	2/23/2019	3/1/2009	48
6/1/2010	6/1/2020	6/1/2010	48
7/1/2010	7/1/2020	7/1/2010	32
2/22/2011	2/22/2021	3/1/2011	48
2/27/2012	2/27/2022	3/1/2012	48
11/9/2012	11/9/2022	11/9/2012	6
(3)	Exercise prices are set at the closing price of the Company’s Common Stock on the date of grant.
(4)	Options expire ten years from the date of grant, provided that the executive continues employment with the Company.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2012

There were no options exercised by the Named Executive Officers during fiscal 2012.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
All Named Executive Officers	None	$0

_____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,624,188	$ 2.47	62,438

_____________________

(1)	Consists of the 2004 Equity Incentive Plan. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the least of (a) 200,000 shares, (b) four percent of the total outstanding shares of the Company’s Common Stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 194,442 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2013, in addition to those set forth in the table above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE

Peter Sealey, Chairman

Thomas O. Miller

Dated: April 11, 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION

Change of Control and Severance Agreements

In February 1998, the Company adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10 percent of any consideration payable by a buyer in any acquisition of the Company is to be allocated to the executive officers and such other employees as the Board of Directors determines in its sole discretion.

The Company renewed separate employment agreements, effective as of January 1, 2012, with Messrs. Kevin J. Mills, Lee A. Baillif, David W. Dunlap, Micheal L. Gifford, Tim I. Miller, and Leonard L. Ott for a period of three years expiring December 31, 2014. The agreements replaced agreements that expired on December 31, 2011. The agreements provide that if the Company terminates the executive's employment without cause, the Company will pay the executive: (i) three months’ base salary plus one month’s base salary for each two years of completed employment up to a maximum of six months; (ii) health insurance until the earlier of the date of the executive's eligibility for the health insurance benefits provided by another employer or the expiration of the continuation period for base salary; (iii) for executives other than the CEO, the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination; and (iv) certain other benefits, including the ability to purchase at book value certain items of the Company's property purchased by the Company for the executive's use, which may include a personal computer, a cellular phone and other similar items. Commencing in 2012, the CEO bonus amount is based upon increases in shareholder value as measured by the market capitalization of the Company which may be paid in the event of involuntary termination or a change of control as defined in the employment agreement. The exercise period for any of the executive’s vested stock options may also be extended up to a period not to exceed one year based on formulas in the employment agreements. Additionally, under the 2004 Equity Incentive Plan, the rights of all optionees, including executive officers, to exercise all their outstanding options become fully vested and immediately exercisable upon a change of control of the Company, unless the options are assumed by the acquiring entity.

Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason(2)	Involuntary Without Cause(2)	Involuntary or For Good Reason After Change-in- Control(2)	Due to Death or Disability(2)
Kevin J. Mills
Base Salary (3)	—	—	$95,000	$95,000	$95,000	$95,000
Variable Incentive (4)	—	—	37,500	37,500	37,500	37,500
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	4,819	4,819	4,819	4,819
Other Perquisites (7)	—	—	—	—	—	—
Micheal L. Gifford
Base Salary (3)	—	—	87,500	87,500	87,500	87,500
Variable Incentive (4)	—	—	18,750	18,750	18,750	18,750
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	4,767	4,767	4,767	4,767
Other Perquisites (7)	—	—	—	—	—	—
David W. Dunlap
Base Salary (3)	—	—	85,000	85,000	85,000	85,000
Variable Incentive (4)	—	—	18,750	18,750	18,750	18,750
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	4,640	4,640	4,640	4,640
Other Perquisites (7)	—	—	—	—	—	—
Timothy I. Miller
Base Salary (3)	—	—	77,500	77,500	77,500	77,500
Variable Incentive (4)	—	—	13,125	13,125	13,125	13,125
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	5,589	5,589	5,589	5,589
Other Perquisites (7)	—	—	—	—	—	—
Leonard L. Ott
Base Salary (3)	—	—	77,500	77,500	77,500	77,500
Variable Incentive (4)	—	—	13,125	13,125	13,125	13,125
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	4,703	4,703	4,703	4,703
Other Perquisites (7)	—	—	—	—	—	—

_____________________

(1)	Cause is defined in each executive’s employment agreement as gross misconduct or fraud, misappropriation of the Company’s proprietary information, or willful and continuing breach of duties following notice and a cure period.
(2)	All reasons for termination except voluntary resignation or termination by the Company for cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause.
(3)	Except in the case of voluntary resignation or termination for cause, base salary is continued from the date of termination for three months plus one month for each two years of completed service up to a maximum of six months. All named executive officers would be entitled to the maximum severance period of six months.
(4)	Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal 100% of the bonus to which the executive would have otherwise been entitled for the quarter of termination and 50% of such bonus entitlement for the following quarter. Amounts included in this table assume entitlements equal to 100% of the target variable compensation for quarterly results in effect for 2013.
(5)	Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive’s employment agreement. In the event of a change in control where stock options are not assumed by the acquiring entity, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date.
(6)	Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or securing other employment that includes such benefits.
(7)	There are no perquisites in the compensation packages of any of the executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the OTC Market, the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and pending legislation. As a result of review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

Executive Compensation Authority; Compensation Committee

•	The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.
•	The Compensation Committee reviews and approves compensation programs for all other employees of the Company, upon the recommendation of management. These reviews consider an assessment of whether such programs may promote excessive risk taking.
•	The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.
•	The charter of the Compensation Committee makes explicit:

    the Committee’s ability to retain independent consultants and experts as it sees fit, at Company expense;
    the Compensation Committee’s responsibilities to assess the risk associated with compensation programs

Director Independence

•	The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.
•	The Company's independent directors hold formal meetings without the presence of management and chaired by an independent director.
•	The Audit, Compensation and Nominating Committees consist solely of independent directors. Each Committee is tasked to establish goals, evaluate performance, review the adequacy of its Charter, and recommend changes to the Board of Directors.

Audit Committee

•	All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.
•	Mr. Bass, a member of the Audit Committee, possesses the qualifications of an “audit committee financial expert,” as required by SEC regulations.
•	The Audit Committee’s charter formalizes and makes explicit the following:
o	The Audit Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;
o	The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;
o	The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company’s Chief Financial Officer, Controller and other Company officers directly, as it considers appropriate;
o	The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;
o	The Audit Committee's duty to maintain a formal complaint monitoring procedure (a “whistleblower” policy) to enable confidential and anonymous reporting to the Audit Committee;
o	The Audit Committee's authority over the independent auditors' rotation policy; and
o	The Audit Committee’s responsibilities to oversee the Company’s risk management policies and practices.

Other Governance Matters

•	The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.
•	The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.
•	Each of the Compensation Committee, Audit and Nominating Committees has a written charter.

•	The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.
•	The Company has a policy that the Board of Directors reviews its own performance on an at least annual basis.
•	The Company prohibits loans to its officers and directors.

Board Leadership

The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except for Messrs. Mills and Gifford, are independent. In addition, all of the members of our Board’s committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions without members of management present. In addition, the Company has a separate position of Chairman of the Board which is held by Mr. Bass, an independent director, who provides additional oversight to the management of the Company. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time as it allows the recommendations and decisions of the President and Chief Executive Officer, who views such recommendations and decisions from a management perspective, to be reviewed and discussed with the Chairman of the Board, who views such recommendations and decisions from the perspective of an independent director.

Risk Management

•	The Company has designated its Chief Financial and Administrative Officer as its Risk Management Officer with responsibility for identifying, assessing, monitoring and reporting risks that could potentially impact the business.

•	The Company summarizes the primary risks associated with the business in its quarterly and annual reports on Forms 10-Q and 10-K, respectively.

•	The Audit Committee has primary responsibility for Board oversight of risk management. The Audit Committee meets as necessary, at least quarterly, and matters involving risk are included in the Audit Committee's agenda. The Chairman of the Audit Committee who is also Chairman of the Board and the President and Chief Executive Officer conduct a call at least weekly to review Company operations and such discussions include a review of risk matters as appropriate.

 Compensation Risk Considerations

The Compensation Committee has responsibility for oversight of risk management associated with compensation matters and risks relating to compensation policies and practices are considered at each meeting of the Committee. The Committee does not believe that the Company’s compensation policies and practices promote risky behavior on the part of its employees as discussed below.

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a small percentage of employees’ total compensation opportunities and results are closely monitored at both management and board levels. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking.

Compensation provided to employees in the form of long-term equity awards through stock option grants are important to help further align employees’ interests with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html.

Policy for Director Recommendations and Nominations

The Nominating Committee considers candidates for Board membership suggested by Board members, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company’s Common Stock who have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee

c/o Corporate Secretary

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

The notice must include:

•	the candidate's name and home and business contact information;

•	detailed biographical data and relevant qualifications;

•	a signed letter from the candidate confirming his or her willingness to serve;

•	information regarding any relationships between the candidate and the Company within the last three years; and

•	evidence of the required ownership of Common Stock by the recommending stockholder(s).

In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described on Page 2 in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

•	The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.
•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest. The Nominating Committee recognizes that diversity in these areas brings value to the collective impact of the Board on the Company. The Company does not consider or make its recommendations based on race, gender, religion, age, sexual orientation or other matters the Committee deems not relevant to effective board service.
•	Such other factors as the Nominating Committee may consider appropriate.

The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

•	The highest personal and professional ethics and integrity.
•	Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.
•	Skills complementary to those of the existing members of the Board of Directors.
•	The ability to assist and support management and make significant contributions to the Company's success.
•	An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

The Nominating Committee believes that the current nominees for director all meet the general criteria for board membership as described in this section. In addition, each nominee brings particular strengths to the Board. For example, all incumbent directors have a thorough knowledge and understanding of the Company. Mr. Bass also has extensive experience as a former chief executive officer or senior manager in ten companies over the past 35 years in the fields of networking, semiconductors and computing platforms. Mr. Jost has experience as the former President of Honeywell Imaging and Mobility, a manufacturer of data collection products and management solutions for in-premises mobile and transaction processing applications, and served as President, Chief Executive Officer and a director of Hand Held Products, a manufacturer of data collection and other electronic products, for eight years prior to its acquisition by Honeywell. Mr. Jost is a Board leadership fellow, the highest level of credentialing for corporate directors awarded in 2012 by the National Association of Corporate Directors. Mr. Malmed has been a senior sales and marketing executive with technology based companies including SanDisk (memory products), Syquest, Maxtor and Quantum (electronic storage products). Mr. Sealey has well established credentials as a senior marketing executive and marketing consultant, and is a college professor of marketing. Mr. Emery has a strong background working in the healthcare industry with an emphasis on healthcare management systems. Messrs. Bass, Emery and Sealey hold doctorate degrees in their respective fields. Both Mr. Mills and Mr. Gifford have strong engineering backgrounds and a history of innovative leadership and understanding of the business mobility market. Mr. Mills has more than 19 years of experience with the Company, the last 13 years as President and Chief Executive Officer. Mr. Gifford co-founded the Company and has been a key part of its growth and development in serving the business mobility market since the Company’s inception.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Board of Directors by sending an email to socketboard@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require the immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

In January 2013, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Mr. Gifford, the Company's Executive Vice President, are independent of the Company and its management under the corporate governance standards of the Nasdaq Market.

Code of Business Conduct and Ethics

The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company's senior financial and other executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2012, including discussing the quality of the accounting principles, the reasonableness of significant judgments, including the identification and assessment of risks, and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company’s website at http://www.mkr-group.com/SCKT/board_committee.html.

The Audit Committee reviewed the 2012 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence.

The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings with the auditors in regard to their audit of the Company’s annual financial statements for the year ended December 31, 2012. In addition, a conference call among members of the Audit Committee, the Company’s previous auditors and management was held each quarter during fiscal 2012 to review the Company’s quarterly financial reports prior to their issuance.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company’s audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee also approved the appointment of Sam Kan and Company as the Company's independent auditors for the year ending December 31, 2013.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Charlie Bass

Charles C. Emery, Jr.

Leon Malmed

Dated: April 11, 2013

OTHER MATTERS

The Company knows of no other matters to be submitted at the 2013 Annual Meeting of Stockholders. If any other matters properly come before the 2013 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or otherwise vote your shares via telephone or internet as available.

THE BOARD OF DIRECTORS

Dated: April 11, 2013

EXHIBIT A TO PROPOSAL 4

SOCKET MOBILE, INC.

2004 EQUITY INCENTIVE PLAN

(As Amended April 29, 2010)

1.                  Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.

2.                  Definitions. As used herein, the following definitions will apply:

(a)                “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)               “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)                “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Performance Units or Performance Shares.

(d)               “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)                “Board” means the Board of Directors of the Company.

(f)                “Cash Position” means as to any Performance Period, the Company’ s level of cash and cash equivalents, including, without limitation, amounts classified for financial reporting purposes as short-term investments and restricted investments.

Exhibit A-1

(g)               “Change in Control” means the occurrence of any of the following events:

                                                                         (i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                                                                         (ii)            The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

                                                                         (iii)            The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h)               “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i)                 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j)                 “Common Stock” means the common stock of the Company.

(k)               “Company” means Socket Mobile, Inc., a Delaware corporation, or any successor thereto.

(l)                 “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)             “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)               “Director” means a member of the Board.

(o)               “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)               “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with U.S. GAAP; provided, however, that if Net Income as to any such Performance Period is a negative amount, then Earnings Per Share means the Company’s or business unit’s Net Income, divided by a weighted average number of common shares outstanding, determined in accordance with U.S. GAAP.

Exhibit A-2

(q)               “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)                “Excluded Items” includes, without limitation, (i) incentive compensation, (ii) in-process research and development expenses, (iii) acquisition costs, (iv) compensation expense from equity compensation, (v) operating expenses from acquired businesses, (vi) amortization of acquired intangible assets, and (vii) such other unusual or one-time items as may be identified by the Administrator.

(t)                 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                                                             (i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                                                             (ii)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                                                             (iii)            In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(u)               “Fiscal Year” means the fiscal year of the Company.

(v)               “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)             “Inside Director” means a Director who is an Employee.

(x)               “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(y)               “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)                “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

Exhibit A-3

(aa)            “Operating Cash Flow” means as to any Performance Period, the Company's or a business unit's cash flow generated from operating activities, as reported in the Company’s cash flow statements and calculated in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(bb)           “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with U.S. GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

(cc)            “Option” means a stock option granted pursuant to the Plan.

(dd)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)            “Participant” means the holder of an outstanding Award.

(ff)             “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award granted under the Plan. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Net Income, (d) Operating Cash Flow, (e) Operating Income, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue and (j) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(gg)           “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(hh)           “Performance Share” means an Award granted to a Participant pursuant to Section 9.

(ii)               “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

(jj)               “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(kk)           “Plan” means this 2004 Equity Incentive Plan, as may be amended from time to time.

(ll)               “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

Exhibit A-4

(mm)       “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by average net Company or business unit, as applicable, assets, determined in accordance with U.S. GAAP.

(nn)           “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with U.S. GAAP.

(oo)           “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income divided by the Company’s or the business unit’s, as applicable, Revenue.

(pp)           “Revenue” means as to any Performance Period, the Company’s or business unit’s net sales, determined in accordance with U.S. GAAP.

(qq)           “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(rr)              “Section 16(b)” means Section 16(b) of the Exchange Act.

(ss)             “Service Provider” means an Employee, Director or Consultant.

(tt)              “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(uu)           “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(vv)           “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ww)       “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

(xx)           “U.S. GAAP” means generally accepted accounting principles in the United States.

3.                  Stock Subject to the Plan.

(a)                Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is (i) the number of Shares which have been reserved but not issued under the Company’s 1995 Stock Plan, as amended and restated (the “1995 Plan”) as of the date of stockholder approval of this Plan, (ii) any Shares returned to the 1995 Plan as a result of termination of options or repurchase of Shares issued under such plan, and (iii) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2005, equal to the least of (A) 2,000,000 Shares, (B) 4% of the outstanding Shares on such date or (C) an amount determined by the Board.. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan will be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised.

Exhibit A-5

(b)               Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares will become available for future grant under the Plan.

(c)                Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.                  Administration of the Plan.

(a)                Procedure.

                                                             (i)            Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

                                                             (ii)            Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

                                                             (iii)            Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

                                                             (iv)            Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)               Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

                                                             (i)            to determine the Fair Market Value;

                                                             (ii)            to select the Service Providers to whom Awards may be granted hereunder;

Exhibit A-6

                                                             (iii)            to determine the number of Shares to be covered by each Award granted hereunder;

                                                             (iv)            to approve forms of agreement for use under the Plan;

                                                             (v)            to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

                                                             (vi)            to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

                                                             (vii)            to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

                                                            (viii)            to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan. Notwithstanding the foregoing, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 12), unless approved by the Company’s stockholders and neither may the Committee, without the approval of the Company’s stockholders, cancel any outstanding Option or SAR and immediately replace it with a new Option or SAR with a lower exercise price;

                                                             (ix)            to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 13;

                                                             (x)            to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

                                                             (xi)            to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award

                                                             (xii)            to make all other determinations deemed necessary or advisable for administering the Plan.

(c)                Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.                  Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

Exhibit A-7

6.                  Stock Options.

(a)                Limitations.

                                                             (i)            Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

                                                              (ii)            The following limitations will apply to grants of Options:

(1)               No Service Provider will be granted, in any Fiscal Year, Options and/or Stock Appreciation Rights to purchase more than 750,000 Shares.

(2)               In connection with his or her initial service, a Service Provider may be granted Options and/or Stock Appreciation Rights to purchase up to an additional 1,250,000 Shares, which will not count against the limit set forth in Section 6(a)(2)(ii)(1) above.

(3)               The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 12.

(4)               If an Option and/or Stock Appreciation Right is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 12), the cancelled Option and/or Stock Appreciation Right, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option and/or Stock Appreciation Right is reduced, the transaction will be treated as a cancellation of the Option and/or Stock Appreciation Right and the grant of a new Option and/or Stock Appreciation Right, as applicable.

(b)               Term of Option. The Administrator will determine the term of each Option in its sole discretion. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)                Option Exercise Price and Consideration.

                                                              (i)            Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)               In the case of an Incentive Stock Option

Exhibit A-8

a)                  granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b)                  granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)               In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator, but shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(3)               Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

                                                              (ii)            Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

                                                              (iii)            Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Participant and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d)               Exercise of Option.

                                                              (i)            Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Award, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

Exhibit A-9

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                                                              (ii)            Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                                                              (iii)            Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                                                              (iv)            Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

Exhibit A-10

7.                  Restricted Stock.

(a)                Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)               Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 250,000 Shares of Restricted Stock; provided, however, that in connection with a Participant's initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c)                Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)               Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)                Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)                Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)               Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

Exhibit A-11

(h)               Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)                 Section 162(m) Performance Restrictions. For purposes of qualifying a Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals, which will be set by the Administrator on or before the Determination Date. In this connection, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.                  Stock Appreciation Rights.

(a)                Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)               Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options and/or SARs covering more than 750,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Options and/or SARs covering up to an additional 1,250,000 Shares.

(c)                Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. In the case of a freestanding SAR, the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The exercise price of a tandem or affiliated SARs will equal the exercise price of the related Option.

(d)               SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)                Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(f)                Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

                                                              (i)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

                                                              (ii)            The number of Shares with respect to which the SAR is exercised.

Exhibit A-12

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.                  Performance Units and Performance Shares.

(a)                Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (b) no Participant will receive more than 250,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted up to an additional 500,000 Performance Shares.

(b)               Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)                Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

                                                             (i)            General Performance Objectives. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.

                                                             (ii)            Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares will be based on the achievement of Performance Goals. The Administrator will set the Performance Goals on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d)               Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

Exhibit A-13

(e)                Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)                Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

10.              Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

11.              Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

12.              Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)                Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8 and 9.

Exhibit A-14

(b)               Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)                Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to a non-employee Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Exhibit A-15

Notwithstanding anything in this Section 12(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13.              Tax Withholding

(a)                Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)               Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.              No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

15.              Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

16.              Term of Plan. Subject to Section 20 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

17.              Amendment and Termination of the Plan.

(a)                Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

Exhibit A-16

(b)               Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)                Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

18.              Conditions Upon Issuance of Shares.

(a)                Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)               Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19.              Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

20.              Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

21.              Underwater Stock Option Exchange Program. Notwithstanding any contrary provision of the Plan, the Company’s stockholders on April 29, 2010 approved a one-time-only option exchange program described in the proxy statement with respect to the Company’s 2010 Annual Meeting of Stockholders under which certain outstanding Options may be surrendered or cancelled at the election of the person holding such Option (and therefore made available for future grant under Section 3(c) to the extent such Option was granted under the Plan or the 1995 Plan) in exchange for new Options with a lower exercise price (the “Exchange Program”). The Administrator may provide for, and the Company may implement, the Exchange Program within one hundred and twenty (120) days after the date of such Annual Meeting.

Exhibit A-17